NOTICE OF ANNUAL MEETING OF
     SHAREHOLDERS
     TO BE HELD ON APRIL 20, 1995

                                                  March 10, 1995

SHAREHOLDERS OF IWC RESOURCES CORPORATION:

     The annual meeting of shareholders of IWC Resources Corporation (Resources) will be held at the principal office of Resources, 1220 Waterway Boulevard, Indianapolis, Indiana 46202, on Thursday, April 20, 1995, at 11:00 a.m., EST, for the following purposes:

     (1) To elect five Directors to serve three-year terms until the annual meeting of shareholders in 1998 and until their successors are elected and have qualified, as set forth in the accompanying Proxy Statement;

     (2) To approve or disapprove the proposed appointment of KPMG Peat Marwick LLP as auditors for Resources for 1995; and

     (3) To transact such other business as may properly come before the meeting.

     All shareholders of record at the close of business on March 6, 1995, will be eligible to vote.

     It is important that your shares be represented at this meeting so that a quorum will be assured. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-paid envelope. If you attend the meeting, your proxy will be canceled at your request.

                              By Order of the Board of Directors,




                              JOHN M. DAVIS, Secretary
                              IWC RESOURCES CORPORATION



     (ANNUAL REPORT MAILED CONCURRENTLY)

     PROXY STATEMENT

     Annual Meeting of Shareholders of
     IWC Resources Corporation
     To be Held on April 20, 1995

     This statement is being furnished on or about March 10, 1995, to shareholders of record on March 6, 1995, in connection with a solicitation by the Board of Directors of IWC Resources Corporation ( Resources ) of proxies to be voted at the annual meeting of shareholders of Resources to be held at 11:00 a.m., EST, Thursday, April 20, 1995, at the principal office of Resources, 1220 Waterway Boulevard, Indianapolis, Indiana 46202 for the purposes set forth in the accompanying Notice. Resources is the parent corporation of Indianapolis Water Company ("IWC").

     On March 6, 1995, there were outstanding and entitled to vote 6,932,350 common shares of Resources. The shareholders entitled to vote at the meeting will be determined from the record at the close of business on that date and will have one vote for each share held. In addition, on such date there were outstanding and entitled to vote 51,612 shares of Resources Series B Convertible Redeemable Preferred Stock ( Preferred Stock ). The holders of the Preferred Stock are entitled to one vote for each share held and vote together with the holders of the common shares.

     If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. Unless revoked, a properly executed proxy will be voted at the meeting in accordance with the instructions of the shareholder in the proxy as to Proposals 1 and 2 or, if no instructions are given, for the election as Directors of all nominees listed under Proposal 1 and for approval of the proposal shown as Proposal 2. Assuming a quorum is present at the meeting, directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election at the meeting. The appointment of auditors will require that the votes cast in favor of such proposal exceed the votes cast against. Pursuant to the Indiana Business Corporation Law and the Bylaws of the Company, shares held by persons who abstain from voting on a proposal will be counted in determining whether a quorum is present but will not be counted as voting either for or against such proposal. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares on a particular proposal, those shares will not be counted in determining whether a quorum is present or as voting with respect to that proposal.

     The Board of Directors knows of no matters, other than those reported herein, which are to be brought before the meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

     The cost of this solicitation of proxies will be borne by Resources.

     Proposal 1.  ELECTION OF DIRECTORS

     Directors are elected for staggered terms of three years with approximately one-third of the Board of Directors standing for election each year. At the meeting, five Directors are to be elected, each to hold office for a term of three years and until his successor is elected and has qualified. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors of the persons identified on the following page. Each such person has indicated that he or she will accept nomination and election as a Director. However, if any such person is unable or unwilling to accept nomination or election, it is the intention of management to nominate such other person as Director as it may in its discretion determine, in which event proxies will be voted for such other person.

     The following tables set forth information regarding the nominees for Director and those Directors of Resources whose terms of office continue past the meeting. Unless otherwise indicated in a footnote to the following table, the principal occupation of each person has been the same for the last five years.

Nominees for Directors

                             Present Principal              Director   Term to
Name and Age                    Occupation                   Since      Expire

Joseph D. Barnette, Jr., 55  Chairman and Chief Executive       1983     1998
                             Officer, Bank One, Indianapolis,
                             NA (commercial bank)(1)

Otto N. Frenzel, III*, 64    Chairman of the Board,             1963     1998
                             National City Bank, Indiana
                             (commercial bank)(2)

Fred E. Schlegel, 53         Partner, Baker & Daniels           1988     1998
                             (attorneys for Resources and IWC)

Susan O. Conner, 42          Vice President of Public Affairs,   --      1998
                             USA Group, Inc.
                             (student loans)(3)

J. A. Rosenfeld, 63          Executive Vice President,           --      1998
                             Resources and IWC (4)

Directors Continuing in Office

                             Present Principal                 Director Term to
Name and Age                    Occupation                       Since   Expire

Robert A. Borns, 59          Chairman of the Board              1994     1997
                             Borns Management Corporation
                             (real estate management)

Joseph R. Broyles*, 52       President and Chief Operating      1992     1996
                             Officer, IWC (5)

Murvin S. Enders, 52         President, T. E. I.                1992     1997
                             (management consultants)(6)

J.B. King, 65                Vice President and General         1981     1997
                             Counsel, Guidant Corporation
                             (medical devices)(7)

Robert B. McConnell*, 73     Chairman of the Executive          1971     1996
                             Committee of Resources and IWC (8)

J. George Mikelsons, 57      Chairman of the Board and          1989     1996
                             Chief Executive Officer,
                             Amtran, Inc. (airlines)

Thomas M. Miller*, 65        Associate, Schenkel, McVey         1985     1996
                             and Associates
                             (public relations)(9)

James T. Morris*, 51         Chairman of the Board and Chief    1989     1997
                             Executive Officer of Resources
                             and IWC (10)

Jack E. Reich*, 84           Chairman of the Board              1962     1996
                             Emeritus, American United
                             Life Insurance Company
                             (mutual life insurance company)(11)

Directors Not Continuing In Office

Thomas W. Binford, 70        Chairman, Binford, Miles, Rodgers  1975     1995
                             and Associates
                             (management consultants)(12)

Elizabeth Grube, 78          Personal Investments               1982     1995



* Member of Executive Committee

( 1) Mr. Barnette is also Chairman and Chief Executive Officer of Banc One Indiana Corporation. Prior to January 1990, Mr. Barnette was the President and Chief Operating Officer of Bank One, Indianapolis, NA and President of Banc One Indiana Corporation. Mr. Barnette is also a Director of Meridian Insurance Group, Inc. and IPALCO Enterprises, Inc.

( 2) Prior to January 1993, Mr. Frenzel was Chairman of the Board and Chief Executive Officer of Merchants National Corporation. Mr. Frenzel is also a Director of American United Life Insurance Company, Baldwin & Lyons, Inc., Indiana Energy, Inc., IPALCO Enterprises, Inc., and National City Corporation.

( 3) Ms. Conner joined USA Group, Inc. in 1992 as Vice President of Public Affairs. Prior to then, she was Communications Director at Lilly Endowment, Inc., a philanthropic foundation.

( 4) Mr. Rosenfeld joined Resources in October 1991 and has served as its Chief Financial Officer since 1992. Prior to joining Resources, he was President and a member of the Board of Directors of MSA Realty Corporation, a publicly traded real estate investment trust.

( 5) Mr. Broyles joined IWC in 1965 as Plant Engineer and has served as an executive officer of IWC in several capacities since 1983, most recently as Executive Vice President from February 1990 until his election as President in January 1992.

( 6) Prior to November 1993, Mr. Enders was Plant Manager of the Indianapolis Foundry, Chrysler Corporation. In November 1993, he was transferred to Chrysler's Toledo Machining Plant as Plant Manager. He retired from Chrysler in December, 1994.

( 7) From October 1, 1987 to February 28, 1995, Mr. King served as Vice President and General Counsel of Eli Lilly and Company, a pharmaceutical manufacturer. Mr. King assumed his current position on September 13, 1994.

( 8) Mr. McConnell was Chairman of the Board and Chief Executive Officer of Resources and IWC from October 1986 to April 1991. He also served as President of Resources and IWC from October 1988 to January 1989.

( 9) Mr. Miller was formerly Chairman of the Board and Chief Executive Officer, NBD Indiana, Inc. and NBD Bank, N.A. Mr. Miller is also a Director of NBD Indiana, Inc., NBD Bank, N.A., and IPALCO Enterprises, Inc.

(10) Mr. Morris became Chairman of the Board and Chief Executive Officer of Resources and IWC in April 1991. He was President and Chief Operating Officer of Resources and IWC from January 1989 until April 1991. Prior to that time, Mr. Morris was President of Lilly Endowment, Inc. Mr. Morris is also a Director of American United Life Insurance Company and National City Bank, Indiana.

(11) Before retiring in September 1991, Mr. Reich served as Chairman of the Board of American United Life Insurance Company. Mr. Reich is a former Chairman of the Board and Chief Executive Officer of IWC.

(12) Mr. Binford is also a Director INB Financial Corporation and NBD Indiana, Inc.



     During 1994, the Board of Directors of Resources held five meetings. No Director, except Mr. Miller, attended fewer than 75% of the total number of meetings of the Board of Directors and of the committees on which he or she served. The Board of Directors has created various committees, including Audit and Compensation committees. The Audit Committee consists of Messrs. Barnette, McConnell and King. That committee reviews Resources' internal auditing and reporting procedures and recommends appointment of Resources' auditors. During 1994, the Audit Committee held four meetings. The Compensation Committee consists of Messrs. Frenzel, Mikelsons, Miller and Reich. The Compensation Committee determines executive compensation and administers certain of Resources' employee benefit plans. During 1994, the Compensation Committee held three meetings. The Board of Directors of Resources does not have a nominating committee.

Section 16(a) Reporting

     Section 16(a) of the Securities Exchange Act of 1934 requires Resources' officers and Directors, and persons who own more than ten percent of the outstanding common shares, to file reports of ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten- percent shareholders are required to furnish Resources with copies of all Section 16(a) forms they file. Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons that no reports were required for those persons, Resources believes that during 1994, all filing requirements applicable to its officers, Directors, and greater than ten-percent shareholders were met, except for Mr. Mikelsons, who filed one report after the due date thereof covering one purchase of 250 shares.

Principal Shareholders and Management Ownership

     The following table sets forth information as of January 9, 1995, regarding the beneficial ownership of common shares of Resources by each Director of Resources, the Chief Executive Officer and the four other most highly compensated executive officers of Resources whose salary and bonus exceeded $100,000 for fiscal 1994, and the Directors and Executive Officers of Resources as a group. Resources is not aware of any person that owns beneficially 5% or more of its outstanding common shares. The persons named in the table have sole voting and investment power with respect to all common shares owned by them unless otherwise noted.


                             Amount and Nature
Name of Beneficial             of Beneficial            Percent of
     Owner                     Ownership (1)              Class

Joseph R. Broyles                39,495   (2)               *
Robert B. McConnell              14,167                     *
J. George Mikelsons                 250                     *
Thomas M. Miller                    393                     *
Jack E. Reich                    45,204                     *
Joseph D. Barnette, Jr.             200                     *
Thomas W. Binford                 2,804   (3)               *
Murvin S. Enders                    100                     *
Robert A. Borns                   3,000                     *
Otto N. Frenzel, III             20,927   (4)               *
Elizabeth Grube                  33,438   (5)               *
J.B. King                         1,911                     *
James T. Morris                  13,616   (6)               *
Fred E. Schlegel                  1,027                     *
John M. Davis                     2,954   (7)               *
Kenneth N. Giffin                12,223   (8)               *
J.A. Rosenfeld                    5,103   (9)               *
Directors and Executive Officers
  as a group (23 persons)       218,034  (10)              3.2%




* Less than 1%

( 1) None of the persons named owned beneficially any shares of IWC preferred stock except Mrs. Grube, who had voting and investment power with respect to 360 shares of such stock held in a trust, and Mr. Broyles, who may have been deemed to own beneficially 500 shares of preferred stock for which he is custodian for his minor children.

( 2) Shares shown include 6,857 shares owned by Mr. Broyles as custodian for his minor daughters and 1,234 shares owned by Mr. Broyles' wife, as to which Mr. Broyles disclaims beneficial ownership. Shares shown include 7,763 shares credited to Mr. Broyles' account under Resources' Employee Stock Ownership Plan, 5,200 restricted shares granted pursuant to Resources' Restricted Stock Plan, and 5,460 shares allocated within Resources' Thrift Plan.

( 3) Shares shown include 1,000 shares owned by Mr. Binford's wife, as to which Mr. Binford disclaims beneficial ownership.

( 4) Shares shown include 100 shares held in a family partnership as to which Mr. Frenzel has voting and investment power, and 18,000 shares of stock held in charitable remainder trusts in which Mr. Frenzel is Co-Trustee.

( 5) Shares shown include 33,238 shares held in a trust as to which Mrs. Grube has voting and investment power and 200 shares held as custodian for her grandchildren.

( 6) Shares shown include 555 shares credited to Mr. Morris' account under Resources' Employee Stock Ownership Plan, and 8,604 restricted shares granted pursuant to Resources' Restricted Stock Plan, and 3,198 shares allocated within Resources' Thrift Plan.

( 7) Shares shown include 1,954 restricted shares granted pursuant to Resources' Restricted Stock Plan.

( 8) Shares shown include 3,644 shares credited to Mr. Giffin under Resources' Employee Stock Ownership Plan, and 3,166 restricted shares granted pursuant to Resources' Restricted Stock Plan, and 5,412 shares allocated within Resources' Thrift Plan.

( 9) Shares shown include 144 shares credited to Mr. Rosenfeld's account under Resources' Employee Stock Ownership Plan, and 4,039 restricted shares granted to Mr. Rosenfeld pursuant to Resources' Restricted Stock Plan.

(10) Includes 17,854 shares credited to officers under Resources' Employee Stock Ownership Plan (with respect to which the officers have voting but not investment power), 28,973 shares with respect to which voting and investment power is shared with spouses or relatives of the Directors and officers, 2,235 shares as to which beneficial ownership is disclaimed, and 28,283 restricted shares granted pursuant to Resources' Restricted Stock Plan, and 18,912 shares allocated within Resources' Thrift Plan with respect to officers. As to beneficial ownership of shares of IWC Preferred Stock, see footnote 1.

     COMPENSATION COMMITTEE REPORT TO SHAREHOLDERS

     During 1994, the Compensation Committee consisted of Messrs. Frenzel, Mikelsons, Miller and Reich. The Compensation Committee determines executive compensation and administers certain of Resources' employee benefit plans.

General

     In 1991 Resources, with the assistance of an outside compensation consultant, undertook a comprehensive review and revision of its compensation policies. That process resulted in a modification of Resources' historical compensation practices in order to link more closely executive compensation to long-term strategic goals and the enhancement of shareholder value.

     Resources' executive compensation policy seeks to serve three goals: (1) to encourage the creation of value for shareholders by linking compensation to shareholder value performance; (2) to encourage superior individual performance; and (3) to provide a total compensation package that is competitive within the industry, in order to attract and retain qualified executives.

Compensation Strategy

     An executive's compensation consists of three principal components: base salary, annual cash bonus and grants of restricted shares under Resources' Restricted Stock Plan. Base salary levels are set in part with reference to compensation paid by other companies in the water utility industry. For purposes of this comparison, Resources utilizes a comparison group of investor-owned water utilities. Resources generally seeks to be within the 50th to 75th percentile of comparison group compensation. In determining base salary, Resources also takes into account individual experience and performance, specific issues particular to Resources, including its past compensation practices, and general salary levels in the Indianapolis area.

     The amount of cash bonuses is determined annually by the Compensation Committee. The Compensation Committee considers a number of factors in determining the level of bonuses, including the extent to which Resources has met its financial and operating goals for the year, the performance of Resources stock in terms of share price and dividends, and the individual performance of the executive during the year. Annual bonuses generally range from 0% to 40% of base salary.

     Effective January 1, 1992, Resources instituted a Restricted Stock Plan pursuant to which Resources may make grants of common shares to officers of Resources and its affiliates. The purpose of the Restricted Stock Plan is to enable Resources to attract, retain and motivate its officers by providing them with a means of acquiring or increasing a proprietary interest in the Company, so that they will have an increased incentive to work toward the attainment of the long-term growth and profit objectives of Resources. Common shares granted pursuant to the Restricted Stock Plan are subject to restrictions upon transfer and risk of forfeiture for a period of three years.

     The Restricted Stock Plan is administered by the Compensation Committee. Awards are made to officers of Resources and its affiliates selected by the Compensation Committee. Grants under the Restricted Stock Plan are made by the Compensation Committee at the beginning of each measuring period consisting of three consecutive years ( Measurement Period ). The Initial Measurement Period began on January 1, 1992, and ended on December 31, 1994. All grants of restricted shares are subject to adjustments ( Shareholder Value Performance Adjustments ) pursuant to which at the end of the Measurement Period grantees may be entitled to grants of additional shares or required to forfeit restricted shares previously granted. The Shareholder Value Performance Adjustments provide for an increase or decrease in the number of shares granted to a grantee based upon various levels of performance ( Shareholder Value Performance ) of Resources compared to the Shareholder Value Performance of a group of companies designated by the Compensation Committee as a comparison group (the Comparison Group ). The schedule of Shareholder Value Performance Adjustments adopted by the Compensation Committee for the Initial Measurement Period provided for adjustments that, depending upon the level of Shareholder Value Performance attained, ranged from the forfeiture by the grantee of one-half of the restricted shares granted to him in the event the lowest quartile of Shareholder Value Performance is attained, to the receipt of additional shares equal to the number initially granted in the event the highest quartile of Shareholder Value Performance is obtained. Holders of restricted shares will receive immediate vesting of restricted shares, as adjusted assuming the maximum Shareholder Value Performance Adjustment, in the event of a change in control of Resources.

     The composition of the Comparison Group during the Initial Measurement Period was affected by merger and consolidation in the industry. As a result, in September 1994 the Compensation Committee, based upon the recommendation of Resources compensation consultant, adjusted the award formula for the Initial Measurement Period. For the Initial Measurement Period the Compensation Committee awarded additional shares equal to 75.312 percent of the initial award of restricted shares.

     After giving effect to the supplemental awards earned for the Initial Measurement Period, Resources granted 12,421; 7,616; 5,973; 4,747; and 3,024 restricted shares to Messrs. Morris, Broyles, Rosenfeld, Giffin, and Davis, respectively, in connection with the Initial Measurement Period, before reduction for mandatory in-kind tax withholding.

     Resources also provides medical and pension benefits to its executive officers. With the exception of the Executive Supplemental Benefits Plan, the benefits paid to executive officers are similar to those available to other employees of Resources.

Compensation of Chief Executive Officer

     For 1994, Mr. Morris received a salary of $304,202, the annual base salary rate established in December, 1993, plus a cash bonus of $114,639. The bonus for 1994 represented an increase over the bonus paid in 1993. The Compensation Committee believes the higher bonus paid for 1994 was appropriate because of Resources' excellent performance in 1994 in achieving a total return exceeding that of its water industry comparison group, and because of Mr. Morris' central role in Resources' strategic planning, its progress in the area of staff development and its strengthening financial operations.

                                     Otto N. Frenzel, III
                                     J. George Mikelsons
                                     Thomas M. Miller
                                     Jack E. Reich

     COMPENSATION OF EXECUTIVES

Summary Compensation Table

     The following table sets forth information concerning total compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of Resources and the other four most highly compensated officers of Resources.


                              Annual Compensation   Long-Term Compensation
                                                    Restricted
                          Fiscal                      Stock   LTIP         All Other
Name & Principal Position  Year   Salary   Bonus(1) Awards(2) Payouts(3) Compensation(4)

James T. Morris            1994  $304,202  $114,639          $170,921   $18,848
  Chairman of the Board    1993   287,219    72,100     --       --      14,318
  of Resources and IWC     1992   276,540    55,460  $69,995     --      14,940

Joseph R. Broyles          1994   193,269    69,269           104,797    11,814
  President of IWC         1993   176,079    44,200     --       --       9,913
                           1992   165,047    34,000   42,897     --       8,957

J.A. Rosenfeld             1994   174,903    61,600            82,198    10,643
  Executive Vice President,1993   156,799    40,000     --       --       8,855
  & Chief Financial Officer1992    75,181    20,000   33,634     --       4,282
  of Resources and IWC

Kenneth N. Giffin          1994   119,026    17,608            65,315     6,149
  Senior Vice President    1993   113,937    13,780     --       --       5,747
  of Resources and IWC     1992   108,399    13,250   26,742     --       5,474

John M. Davis              1994   141,342    21,300            41,619     7,319
  Vice President, General  1993    63,690     6,750   18,700     --         --
  Counsel and Secretary of 1992      --        --       --       --         --
  Resources and IWC


(1) Includes all amounts received with respect to a fiscal year, even though actual payment of some or all of the bonus may have been made in the following fiscal year.

(2) For the three-year measurement period beginning January 1, 1992, Resources granted an aggregate of 26,491 restricted common shares under its Restricted Stock Plan. Messrs. Morris, Broyles, Rosenfeld, Giffin and Davis received 7,085, 4,344, 3,407, 2,708 and 1,725 restricted shares, respectively. The amounts shown as awards in 1992 reflect one-half of the number of restricted shares initially granted, representing the number of shares to which the named executive was entitled at the lowest level of performance. The value of additional restricted shares that were vested January 11, 1995, based upon particular performance levels met, is shown in the Long Term Incentive Plans
(LTIP) Payouts column. The value shown for restricted shares awarded in 1992 is based upon the closing price of Resources common shares of $19.75 on January 2, 1992, or the closing price for the business day nearest the effective date of pro-rata grant in the case for Messrs. Rosenfeld and Davis. Based upon the closing price of Resources common shares of $20.50 per share on December 31, 1994, the aggregate value of the Restricted Stock shown in the awards column would have been $197,500. Holders of restricted shares are entitled to receive any dividends paid on the common shares.

(3) Restricted shares granted relate to a three-year measurement period and generally vest upon completion of such three-year period. The number of shares granted to Messrs. Rosenfeld and Davis reflect the fact that they joined the Company after the initial date of grant. The number of shares granted is subject to adjustment based upon the Shareholder Value Performance of Resources compared to the Shareholder Value Performance of a Comparison Group. See
Compensation Committee Report to Shareholders.   Under the schedule of
Shareholder Value Performance Adjustments adopted by the Compensation Committee, if the Shareholder Value Performance of Resources for the measurement period would place Resources in the top quartile of the Comparison Group, the number of shares granted would be increased by 100%. If the Shareholder Value Performance of Resources would place it in the bottom quartile, the number of restricted shares would be reduced by 50%, and if Shareholder Value Performance is in the second or third quartile, a ratable adjustment would be made. Amounts shown reflect the value of additional shares awarded January 11, 1995, pursuant to the Shareholder Value Performance Adjustments, based upon the closing price of Resources common shares of $19.25 on January 11, 1995.

(4) Includes amounts contributed by Resources for the benefit of the named executive pursuant to Resources' Employee Stock Ownership Plan, Employee Thrift Plan and Non-Qualified Deferred Compensation Plan.

Employees' Pension Plan and Other Related Plans

     All employees of Resources (and subsidiaries) become eligible to participate in a pension plan (the Pension Plan ) as of the first January 1 or July 1 after completing one year of service (as defined in the Pension Plan). Resources and IWC also maintain a nonqualified executive supplemental benefits plan (the ESB ) to supplement the benefits of key executives under the Pension Plan. Participation is limited to key executives designated by Resources' Board of Directors, and the ESB currently covers eighteen persons, including Messrs. Morris, Broyles, Rosenfeld, Giffin and Davis.

     The following table sets forth a range of combined annual retirement benefits under the Pension Plan and the ESB for graduated levels of average annual earnings and years of service (as calculated under the ESB) for employees of Resources and its subsidiaries. The benefit amounts listed in the table are computed as a straight life annuity beginning at age 65.

Average Annual     Years of Service Credited under ESB at Retirement
  Earnings                                                             52 Years
(3 Highest Years)10 Years 20 Years    30 Years   40 Years  50 Years    or More

    $100,000      12,500   25,000      37,500     50,000    62,500      65,000
     150,000      18,750   37,500      56,250     75,000    93,750      97,500
     200,000      25,000   50,000      75,000    100,000   125,000     130,000
     250,000      31,250   62,500      93,750    125,000   156,250     162,500
     300,000      37,500   75,000     112,500    150,000   187,500     195,000
     350,000      43,750   87,500     131,250    175,000   218,750     227,500
     400,000      50,000  100,000     150,000    200,000   250,000     260,000

     Generally, the Pension Plan provides a pension beginning at age 65 of $20 per month multiplied by the participant's years of service or, if greater, a pension equal to (a) 1.25% of the participant's average stated salary (for the three consecutive years that produce the highest average) in excess of $833 per month multiplied by the participant's years of service (up to 50 years), plus
(b) varying lesser percentages (ranging from .85% to 1.13%) of salary under $833 per month, multiplied by the number of the participant's years of service to which each percentage applies under the Pension Plan. The Pension Plan also includes provisions for early retirement benefits, late retirement benefits, disability retirement benefits, optional methods of benefit payments to an employee who leaves the employ of Resources and its subsidiaries after a certain number of years of service, and payments to the surviving spouse. Pension Plan benefits are funded through a tax-exempt trust to which Resources and its subsidiaries make annual contributions.

     In calculating a participant's benefit under the ESB, the participant's total years of service are added to his or her years of service as an executive. Thus, for example, if a participant has 25 years of service with Resources and its subsidiaries and has served as an executive for 20 years, he or she will be credited with 45 years of service. Messrs. Morris, Broyles, Rosenfeld, Giffin and Davis have been credited with 17, 41, 4, 37 and 2 years of service, respectively, under the ESB. In the case of Mr. Morris, his years of credited service includes those as Director of Compucom, a formerly affiliated company.

     The monthly amount of the life annuity payable to a participant under the ESB upon his or her retirement on or after age 65 is calculated as follows:

     Step 1. The participant's years of service (determined in the aforementioned manner) are multiplied by 1.25% of the participant's average stated salary for the 36 consecutive months that produce the highest average. The amount determined under this Step 1 is limited to 65% of the participant's average stated salary for the 36 consecutive months that produce the highest average.

     Step 2. The result of Step 1 is reduced by the amount payable to the participant under the Pension Plan.

     If a participant retires before age 65, his or her benefit under the ESB is reduced, unless he or she retires after attaining age 60 and has completed 30 years of service. If a participant dies after retirement, one half of the retirement annuity payable to him or her during his or her life will be continued to his or her spouse. In addition, the spouse of a participant who dies before retirement is entitled to a death benefit, as if the decedent retired on his or her date of death with such full benefit paid to surviving spouse until decedent's age 65, at which time it is reduced to 50%.

     Benefits payable under the Pension Plan and ESB are not reduced by any Social Security payments made. The amount of covered compensation for each of the executive officers of Resources named in the Summary Compensation Table is approximated by the amount shown as salary and bonus in the table.

Compensation of Directors

     Each Director who is not a salaried officer or employee of Resources, receives a retainer of $2,500 per quarter and an additional $1,000 for each Board of Directors meeting attended. Each such Director who is a member of the Executive Committee receives an additional $500 per month, and $1,000 for each Executive Committee meeting attended. Each such Director who is a member of the Audit Committee or Compensation Committee receives $1,000 for each committee meeting attended. Mr. McConnell receives an additional $1,667 per month for his services as Chairman of the Executive Committee. Messrs. Barnette and Frenzel each receive an additional $313 per quarter for their services as Chairman of the Audit and Compensation Committees, respectively.

Directors' Retirement

     On October 21, 1994, the Board of Directors established the IWC Resources Directors' Retirement Plan. The purpose of the Plan is to provide a quarterly retirement benefit for retiring directors, and to establish certain age criteria for director election or re-election. Normal retirement, for purposes of this Plan, is at age 65 or when the director's term is complete, whichever is later. A director may not stand for re-election if he or she has attained the age of 70 years, except for directors who formerly served as the Chairman of the Board.

     A director may choose to retire at any age; however, quarterly benefits will not commence until reaching age 65. Upon attaining age 65 with at least 10 years of service, a director will be entitled to receive the directors quarterly retainer ($2,500) upon his or her retirement. If a director retires on or after age 65 with less than 10 years of service, the quarterly benefit will be reduced by 1/10 for each year less than ten. The quarterly benefits are payable for the life of the director.

Compensation Committee Interlocks

     Messrs. Frenzel, Mikelsons, Miller and Reich served as members of the Compensation Committee during 1994. Each of these persons is an outside director and, with the exception of Mr. Reich, not a present or former officer or employee of Resources. Mr. Reich served as Chairman of the Board of IWC from 1962 to 1967. No executive officer of Resources served as a member of the Compensation Committee of another entity, one of whose executive officers served on the Compensation Committee. Mr. Morris serves as director of National City Bank, Indiana. Mr. Frenzel is Chairman of the Board of National City Bank, Indiana. Mr. Morris does not serve on the Compensation Committee of National City Bank, Indiana.

Employment Contracts

     There are no contracts for current employment between Resources and any of its executive officers. Under the Resources Restricted Stock Plan, holders of restricted shares will receive immediate vesting of restricted shares, as adjusted assuming the maximum Shareholder Value Performance Adjustment, in the event of a change in control of Resources. However, in the event of a change in control of Resources, Messrs. Morris, Broyles, Rosenfeld and Giffin each vest in a three-year employment contract at the same title, duties, location and compensation as before such change in control.

Compliance with Internal Revenue Code Section 162(M)

     Section 162(M) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain conditions are met.

     The Company does not foresee that the limitation will apply because the compensation for the Chief Executive Officer and four other highest compensated executives is significantly below the limitation threshold. If the limitation was to be exceeded it would be attributed to performance-based portions of the respective compensation packages, which the company believes is structured in a manner that complies with the new statute.

     COMPARATIVE STOCK PERFORMANCE

     The graph below compares the cumulative total shareholder return on the common shares of Resources for the last five years with a cumulative total return on the S&P 500 index and a comparison group of companies (the Comparison Group ) over the same period (assuming the investment of $100 in Resources common shares, the S&P 500 index and the Comparison Group on January 1, 1990, and reinvestment of all dividends).



(Comparative stock performance graph goes here.)
(Copy of graph filed with form SE)



(1) The Comparison Group was selected by the Compensation Committee and consists of the following investor-owned water utilities: American Water Works Company, Inc., Aquarion Company, Connecticut Water Service, Inc., Consumers Water Company, E'town Corporation, GWC Corporation, Middlesex Water Company, Philadelphia Suburban Corporation and United Water Resources.


     Proposal 2.  APPOINTMENT OF AUDITORS

     The appointment of KPMG Peat Marwick LLP as auditors for Resources for 1995 is recommended by the Board of Directors and will be submitted to the meeting in order to permit the shareholders to express their approval or disapproval. KPMG Peat Marwick LLP has served as auditors for Resources and IWC since 1954. In the event of a negative vote, a selection of other auditors will be made by the Board. A representative of KPMG Peat Marwick LLP is expected to be present at the meeting, and will be given an opportunity to make a statement if he or she desires and respond to appropriate questions.

     SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     The date by which shareholder proposals must be received by Resources for inclusion in proxy materials relating to the 1996 annual meeting of shareholders of Resources is November 10, 1995.